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Exhibit 21.1

Subsidiaries and Equity Investments of the Registrant

Subsidiary	Jurisdiction of Organization
ARB, Inc.	California
ARB Structures, Inc.	California
Onquest, Inc.	California
Cardinal Contractors, Inc.	Florida
GML Coatings, LLC	Florida
Cardinal GP, Inc.	Texas
Cardinal Mechanical, LP	Texas
Pipeline Trenching, LP	Nevada
ARB International Ltd.	Bermuda
ARB Ecuador, Cia Ltda	Ecuador
ARB Chile, Ltda	Chile
Onquest Heaters, Inc.	Delaware
Born Heaters Canada, ULC	Alberta, Canada
Stellaris, LLC	Nevada

        The subsidiaries do not conduct business under any names other than those set forth above.

Equity Investments of Registrant

Organization	Jurisdiction of Organization	Registrant's Equity Interest
ARB Arendal, S. de R.L. de C.V.	Mexico	49%
Otay Mesa Power Partners	California	40%
All Day Electric, Inc.	California	49%

        The above noted entities do not conduct business under any names other than those set forth above.

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  Exhibit 21.1
Subsidiaries and Equity Investments of the Registrant
Equity Investments of Registrant